Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS STRONG FINANCIAL RESULTS FOR SECOND QUARTER 2012 AND REAFFIRMS 2012 OUTLOOK

SPARKS, MD, JUNE 27, 2012 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported strong sales and profit growth in the second quarter of fiscal year 2012 and reaffirmed its 2012 outlook.

•	Grew second quarter net sales 11% with contributions from acquisitions, pricing actions and increased volume and product mix.

•	Reported earnings per share of $0.60 for the second quarter, a 9% increase from the year-ago period.

•	Generated cash flow from operations of $144 million through the first half of fiscal year 2012.

•	Reaffirmed projected 2012 earnings per share of $3.01 to $3.06.

Alan D. Wilson, Chairman, President and CEO, commented, “We achieved a double-digit increase in sales and strong profit growth in our second quarter. In a difficult economic environment, McCormick is delivering financial results that demonstrate the strength of our brands and our customer relationships in markets around the world. Acquisitions, new products, marketing programs and expanded distribution are driving sales growth in each geographic region, with particular strength in emerging markets which accounted for 14% of second quarter sales.

“Across all of our businesses, we continue to face volatile material costs. As reflected in our gross profit margin, which was comparable with the second quarter of 2011, our pricing actions and cost savings from our Comprehensive Continuous Improvement (CCI) program are effectively offsetting the impact of higher material costs. CCI is also helping to fuel our growth and through the first half of 2012, we increased our brand marketing support by 15%. This increase, along with product innovation and other initiatives to grow sales, have created momentum as we head into the second half of 2012.”

McCormick’s second quarter sales rose 11%, and in local currency the increase was 13% when compared to the year-ago period. In local currency, acquisitions completed in 2011 added about half of this increase, while pricing actions taken in response to higher material costs and volume and product mix also contributed to the increase. Operating income rose 11% to $121 million from $109 million in the second quarter of 2011. The favorable impact of higher sales and cost savings from McCormick’s CCI program more than offset increased material costs and a $4 million increase in brand marketing support. Income from unconsolidated operations declined $2 million due largely to the impact of unfavorable foreign currency exchange rates on McCormick’s joint venture in Mexico.

Second quarter earnings per share rose to $0.60 from $0.55 in the year ago quarter, driven mainly by the increase in operating income, as well as a favorable tax rate. These increases were offset in part by the lower income from unconsolidated operations and higher interest expense.

Through the first half of 2012, the Company generated cash flow from operations of $144 million compared to $36 million in the first half of 2011. This improvement in cash flow from operations was largely a result of a much lower increase in inventory in the first half of 2012. At May 31, 2012, inventory remained above historical levels due primarily to higher material costs and acquisitions, but declined from inventory on the balance sheet at the end of the first quarter of 2012. Due to the seasonality of McCormick’s business, cash flow from operations typically increases significantly in the second half of the fiscal year.

For fiscal year 2012, the Company reaffirmed its projected sales growth of 9% to 11% in local currency, which includes an estimated 4% contribution from acquisitions completed in 2011. Unfavorable foreign currency exchange rates are expected to have a 2% unfavorable impact. In addition, the Company reaffirmed its outlook for operating income growth of 9% to 11%, which includes approximately $15 million of incremental brand marketing support. The range of earnings per share projected for fiscal year 2012 remained $3.01 to $3.06, reflecting the higher operating income offset in part by lower income from unconsolidated operations.

The Company expects the growth rate in earnings per share to be greater in the fourth quarter of 2012 than in the third quarter of 2012 due in part to a projected further decline in income from unconsolidated operations for the third quarter of 2012. In addition, the 2011 results were affected by transaction costs related to the completion of acquisitions, which lowered earnings per share in the fourth quarter of 2011 by $0.05, as well as a shift in sales from the fourth quarter into the third quarter due to customer purchases in advance of a price increase.

Business Segment Results

Consumer Business

(in millions)	Three Months Ended		Six Months Ended
	5/31/12	5/31/11	5/31/12	5/31/11
Net sales	$568.8	$499.0	$1,102.9	$953.1
Operating income	88.6	77.0	170.0	163.9

Consumer business sales grew 14% when compared to the second quarter of 2011. In local currency, sales grew 15% with acquisitions completed in 2011 accounting for two thirds of the increase. The remaining third was due to pricing actions, taken primarily in 2011 to offset the impact of higher material costs, as well as favorable volume and product mix.

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Consumer sales in the Americas rose 6%, and in local currency, grew 7%. The increase was driven by pricing actions, as well as a 1% increase that resulted from the Company’s 2011 acquisition of Kitchen Basics, a leading brand of liquid stock. Volume and product mix was comparable to the year-ago period, even with higher pricing. This was achieved, in part, through effective brand marketing support and new product introductions.

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In the Europe, Middle East and Africa (EMEA) region, consumer sales grew 27%, and in local currency increased 32%. A large portion of the increase resulted from McCormick’s 2011 acquisition of Kamis, a Poland-based leading brand of spices, seasonings and mustards. The base business grew 5% this period, led by higher volume and product mix in France and the U.K., as well as some smaller markets in the EMEA region.

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Consumer sales in the Asia/Pacific region rose 66%, and in local currency grew 64%. McCormick’s 2011 acquisition of Kohinoor, based in India, added the majority of this increase. Excluding this impact, the Company grew its base business 5%, which was driven primarily by pricing actions. The Asia/Pacific region tends to have more quarter to quarter variability from holiday seasons and customer purchase patterns as demonstrated by the 13% sales increase in the first half of 2012, also measured in local currency, excluding the impact of acquisitions.

For the second quarter, operating income for the consumer business rose 15% to $89 million from the second quarter of 2011. This increase included the effect of a $4 million increase in marketing, which reflects McCormick’s commitment to support its brands. The growth in operating income in the second quarter of 2012 was a significant improvement from a decline in the first quarter when the consumer business was significantly impacted by year over year material cost increases. Through the first half of 2012, the Company has increased operating income for this business segment by 4%.

Industrial Business

(in millions)	Three Months Ended		Six Months Ended
	5/31/12	5/31/11	5/31/12	5/31/11
Net sales	$415.2	$384.7	$787.8	$713.4
Operating income	32.7	32.3	63.9	56.0

Industrial business sales grew 8% when compared to the second quarter of 2011. In local currency, sales grew 10% of which pricing actions, taken in response to increased material costs, contributed 6% and higher volume and product mix added 4%.

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Industrial sales in the Americas grew 9%, and in local currency grew 10% of which 7% came from pricing actions. Increased volume and product mix contributed 3%, largely driven by product innovation and growing demand for customized seasoning blends in the U.S., Canada and Mexico.

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In EMEA, industrial sales rose 6%, and in local currency grew 12%. This growth was led by increased demand from quick service restaurants in this region which has been particularly strong in recent quarters. Higher prices contributed 3% to sales growth in this region.

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In the Asia/Pacific region, industrial sales rose 3%, and in local currency increased 1%. The impact of pricing actions was offset by a moderate decline in volume and product mix in the second quarter. As with the consumer business, industrial business sales in the Asia/Pacific region tend to have more variability quarter to quarter as demonstrated by the 10% sales increase for the first half of the year, measured in local currency.

For the second quarter, operating income for the industrial business was $33 million compared to $32 million in the second quarter of 2011. Factors that adversely affected operating income this period included sales mix and higher benefit costs. Through the first half of 2012 the Company has grown operating income for the industrial business by 14%.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by us, the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, the expected productivity and working capital improvements, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, our ability to issue additional debt or equity securities and our expectations regarding purchasing shares of our common stock under the existing authorizations.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With more than $3.5 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

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For information contact:

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)

	Three Months Ended		Six Months Ended
	May 31, 2012	May 31, 2011	May 31, 2012	May 31, 2011
Net sales	$984.0	$883.7	$1,890.7	$1,666.5
Cost of goods sold	595.6	533.0	1,147.0	987.6

Gross profit	388.4	350.7	743.7	678.9
Gross profit margin	39.5%	39.7%	39.3%	40.7%
Selling, general and administrative expense	267.1	241.4	509.8	459.0

Operating income	121.3	109.3	233.9	219.9
Interest expense	13.9	12.3	27.4	24.5
Other (expense) income, net	(0.1)	0.9	0.7	1.4

Income from consolidated operations before income taxes	107.3	97.9	207.2	196.8
Income taxes	30.8	30.4	60.8	60.4

Net income from consolidated operations	76.5	67.5	146.4	136.4
Income from unconsolidated operations	3.9	6.1	8.5	14.0

Net income	$80.4	$73.6	$154.9	$150.4

Earnings per common share - basic	$0.61	$0.56	$1.17	$1.13

Earnings per common share - diluted	$0.60	$0.55	$1.15	$1.12

Average shares outstanding - basic	132.6	132.4	132.8	132.7
Average shares outstanding - diluted	134.1	134.1	134.3	134.3

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)

	May 31, 2012	May 31, 2011
Assets
Current assets
Cash and cash equivalents	$61.4	$47.9
Trade accounts receivable, net	378.0	342.6
Inventories	611.0	577.3
Prepaid expenses and other current assets	116.8	111.8

Total current assets	1,167.2	1,079.6
Property, plant and equipment, net	507.5	494.8
Goodwill, net	1,651.8	1,480.3
Intangible assets, net	341.1	234.7
Investments and other assets	298.1	300.0

Total assets	$3,965.7	$3,589.4

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$244.4	$208.5
Trade accounts payable	321.9	301.8
Other accrued liabilities	334.0	336.2

Total current liabilities	900.3	846.5
Long-term debt	1,027.7	781.2
Other long-term liabilities	398.8	319.6

Total liabilities	2,326.8	1,947.3
Shareholders’ equity
Common stock	862.7	787.8
Retained earnings	885.9	732.7
Accumulated other comprehensive (loss) income	(127.3)	112.4
Non-controlling interests	17.6	9.2

Total shareholders’ equity	1,638.9	1,642.1

Total liabilities and shareholders’ equity	$3,965.7	$3,589.4

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)
(In millions)

	Six Months Ended
	May 31, 2012	May 31, 2011
Cash flows from operating activities
Net income	$154.9	$150.4
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	50.6	48.5
Stock based compensation	8.7	7.6
Income from unconsolidated operations	(8.5)	(14.0)
Changes in operating assets and liabilities	(72.6)	(166.7)
Dividends from unconsolidated affiliates	11.3	10.5

Net cash flow provided by operating activities	144.4	36.3

Cash flows from investing activities
Capital expenditures	(35.2)	(33.4)
Proceeds from sale of property, plant and equipment	0.3	0.3

Net cash flow used in investing activities	(34.9)	(33.1)

Cash flows from financing activities
Short-term borrowings, net	25.3	107.9
Long-term debt borrowings	—	2.1
Long-term debt repayments	(4.2)	—
Proceeds from exercised stock options	29.6	31.1
Common stock acquired by purchase	(68.6)	(89.2)
Dividends paid	(82.4)	(74.3)

Net cash flow used in financing activities	(100.3)	(22.4)

Effect of exchange rate changes on cash and cash equivalents	(1.7)	16.3

Increase (decrease) in cash and cash equivalents	7.5	(2.9)
Cash and cash equivalents at beginning of period	53.9	50.8

Cash and cash equivalents at end of period	$61.4	$47.9